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                                                                     Exhibit 15


August 21, 2003


The Stockholders and Board of Directors
First Data Corporation


We are aware of the incorporation by reference in Amendment No. 2 to the Registration Statement (Form S-4 No. 333-105432) of First Data Corporation and the related joint proxy statement/prospectus of First Data Corporation and Concord EFS, Inc. for the registration of 218,104,593 shares of First Data Corporation common stock of our reports dated April 9, 2003 and July 17, 2003 relating to the unaudited consolidated interim financial statements of First Data Corporation that are included in its Forms 10-Q for the quarters ended March 31 and June 30, 2003.


                                                           /s/ Ernst & Young LLP

                                                           Ernst & Young LLP

Denver, Colorado